Exhibit 99.1

Oxford Square Capital Corp. Announces Net Asset Value and Selected Financial Results for the Quarter Ended March 31, 2020

GREENWICH, CT – 4/28/2020 –Oxford Square Capital Corp. (NasdaqGS: OXSQ) (NasdaqGS: OXSQL) (NasdaqGS: OXSQZ) (the “Company,” “we,” “us” or “our”) announced today its financial results and related information for the quarter ended March 31, 2020.

●	As previously announced by the Company, our Board of Directors had declared monthly common stock distributions through June 30, 2020. While no decision has yet been made with regard to the Company’s common stock distributions for July, August and September, we believe that the Company’s Board of Directors will likely elect to reduce or suspend the Company’s distributions for those months. In light of current economic and market conditions, specifically as a result of the global crisis caused by the spread of the COVID-19 virus, we believe that no reliance should be placed on the prospect for any particular level of distribution for those months, or for any other periods.

●	During the quarter ended March 31, 2020, the U.S. loan market exhibited a heightened level of volatility. While U.S. loan prices remained relatively stable throughout February 2020, the increasingly negative sentiment associated with the economic ramifications of the rapid spread of COVID-19 led to a precipitous decline in U.S. loan prices during March 2020, with the S&P / LSTA Leveraged Loan Index declining to a low of 76.23% of par value on March 23, 2020 and ending March 31, 2020 at 82.85% of par value. We believe that the COVID-19 pandemic represents an extraordinary circumstance that materially impacts the fair value of the Company’s investments. As a result, the fair value of the Company’s portfolio investments may be further negatively impacted after March 31, 2020 by circumstances and events that are not yet known.

●	As of March 31, 2020 net asset value (“NAV”) per share was $3.32, compared with the NAV per share of $5.12 at the prior quarter end.

○	For the quarter ended March 31, 2020 we recorded GAAP net investment income of approximately $6.4 million, or $0.13 per share, compared to $8.4 million, or $0.18 per share for the quarter ended December 31, 2019.

○	We recorded net realized losses on investments of approximately $0.3 million and unrealized depreciation of approximately $85.4 million for the quarter ended March 31, 2020 compared to unrealized depreciation of $13.3 million and no net realized gains or losses on investments for the quarter ended December 31, 2019. The increase in unrealized depreciation was due primarily to the negative economic impact and the increased uncertainty caused by COVID-19.

○	In total, we had a net decrease in net assets from operations of approximately $79.4 million, or $1.62 per share, for the quarter ended March 31, 2020, compared with a net decrease in net assets from operations of $4.9 million, or $0.10 per share, for the quarter ended December 31, 2019.

●	Total investment income for the quarter ended March 31, 2020 amounted to approximately $10.8 million, which represents a decrease of approximately $2.6 million from the fourth quarter of 2019. For the quarter ended March 31, 2020 the components of investment income were as follows:

●	$5.7 million from our debt investments,

●	$4.8 million from our collateralized loan obligation (“CLO”) equity investments, and

●	$0.4 million from all other sources.

●	Our total expenses for the quarter ended March 31, 2020 were approximately $4.5 million, which represents a decrease of approximately $0.6 million from the fourth quarter of 2019.

●	During the first quarter of 2020, we made investments of approximately $7.4 million and received, or were entitled to receive, proceeds of approximately $11.1 million from sales of investments, and $12.0 million from repayments and amortization payments on our debt investments.

●	As of March 31, 2020 the following metrics applied (note that none of these values represent a total return to shareholders):

○	The weighted average yield of our debt investments was 8.8% at current cost, compared with 9.1% as of December 31, 2019.

○	The weighted average effective yield of our CLO equity investments at current cost was 9.7%, compared with 11.0% as of December 31, 2019.

○	The weighted average cash distribution yield of our CLO equity investments at current cost was 14.4%, compared with 22.1% as of December 31, 2019.

●	Our weighted average credit rating was 2.2 based on total fair value and 2.5 based on total principal value at the end of the first quarter of 2020, compared with 2.2 based on total fair value and 2.4 based on total principal value, as of December 31, 2019.

●	As of March 31, 2020, we had two debt investments on non-accrual status, with a combined fair value of $5.2 million. Also, as of March 31, 2020, our preferred equity investments in one of our portfolio companies were on non-accrual status, with a combined fair value of $0.4 million.

We will host a conference call to discuss our first quarter results today, Tuesday, April 28, 2020 at 9:00 AM ET. Please call 1-888-339-0740 to participate. A recording of the conference call will be available to replay for approximately 30 days following the call. The replay number is 1-877-344-7529, and the replay passcode is 10142635.

A presentation containing further detail regarding our quarterly results of operations has been posted under the Investor Relations section of our website at www.oxfordsquarecapital.com.

OXFORD SQUARE CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Non-affiliated/non-control investments (cost: $450,240,880 and $467,828,907, respectively)	$261,381,550	$361,985,203
Affiliated investments (cost: $16,836,822 and $16,836,822, respectively)	384,296	2,816,790
Cash equivalents	7,825,820	14,410,486
Restricted cash	—	2,050,452
Securities sold not settled	1,732,979	—
Interest and distributions receivable	1,566,824	3,480,036
Other assets	490,255	523,626
Total assets	$273,381,724	$385,266,593
LIABILITIES
Notes payable – 6.50% Unsecured Notes (net of deferred issuance costs of $1,299,705 and $1,380,658, respectively)	$63,070,520	$62,989,567
Notes payable – 6.25% Unsecured Notes (net of deferred issuance costs of $1,418,749 and $1,476,878, respectively)	43,372,001	43,313,872
Notes payable – Credit Facility (net of deferred issuance costs of $10,051)	—	28,080,550
Base management fee and net investment income incentive fee payable to affiliate	1,231,210	1,480,653
Accrued interest payable	481,498	632,235
Accrued expenses	487,944	771,174
Total liabilities	108,643,173	137,268,051

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized; 49,589,607 and 48,448,987 shares issued and outstanding, respectively	495,895	484,489
Capital in excess of par value	457,810,322	451,839,302
Total accumulated losses	(293,567,666)	(204,325,249)
Total net assets	164,738,551	247,998,542
Total liabilities and net assets	$273,381,724	$385,266,593
Net asset value per common share	$3.32	$5.12

OXFORD SQUARE CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
INVESTMENT INCOME
From non-affiliated investments:
Interest income – debt investments	$5,654,255	$7,148,481
Income from securitization vehicles and investments	4,759,070	6,846,925
Other income	411,363	229,708
Total investment income from non-affiliated investments	10,824,688	14,225,114
Total investment income	10,824,688	14,225,114
EXPENSES
Interest expense	2,173,468	2,149,841
Base management fees	1,231,210	1,626,538
Professional fees	473,989	367,251
Compensation expense	200,348	232,928
General and administrative	373,182	328,517
Total expenses before incentive fees	4,452,197	4,705,075
Net investment income incentive fees	—	1,156,051
Total expenses	4,452,197	5,861,126
Net investment income	6,372,491	8,363,988
Net change in unrealized (depreciation)/appreciation on investments:
Non-Affiliated investments	(83,015,626)	4,228,650
Affiliated investments	(2,432,494)	(1,450,286)
Total net change in unrealized (depreciation)/appreciation on investments	(85,448,120)	5,678,936
Net realized losses:
Non-Affiliated investments	(277,173)	(1,278,866)
Extinguishment of debt	(5,211)	(14,106)
Total net realized losses	(282,384)	(1,292,972)
Net (decrease)/increase in net assets resulting from operations	$(79,358,013)	$12,749,952
Net increase in net assets resulting from net investment income per common share (Basic and Diluted)	$0.13	$0.18
Net (decrease)/increase in net assets resulting from operations per common share (Basic and Diluted)	$(1.62)	$0.27
Weighted average shares of common stock outstanding
(Basic and Diluted)	49,137,570	47,650,959
Distributions per share	$0.20	$0.20

FINANCIAL HIGHLIGHTS – (unaudited)

Financial highlights for the three months ended March 31, 2020 and 2019, respectively, are as follows:

Per Share Data	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net asset value as of beginning of period	$5.12	$6.60
Net investment income(1)	0.13	0.18
Net realized and unrealized (losses)/gains(2)	(1.73)	0.09
Net increase in net asset value from operations	(1.60)	0.27
Distributions per share from net investment income	(0.17)	(0.17)
Tax return of capital distributions(3)	(0.03)	(0.03)
Total distributions	(0.20)	(0.20)
Effect of shares issued/repurchased, gross	—	—
Net asset value at end of period	$3.32	$6.67
Per share market value at beginning of period	$5.44	$6.47
Per share market value at end of period	$2.55	$6.50
Total return based on Market Value(4)	(50.73)%	3.55%
Total return based on Net Asset Value(5)	(31.25)%	4.09%
Shares outstanding at end of period	49,589,607	47,650,959

Ratios/Supplemental Data(8)
Net assets at end of period (000’s)	$164,739	$317,944
Average net assets (000’s)	207,092	316,334
Ratio of operating expenses to average net assets(6)	8.60%	7.41%
Ratio of net investment income to average net assets(6)	12.31%	10.58%
Portfolio turnover rate(7)	2.17%	0.91%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized gains include rounding adjustments to reconcile change in net asset value per share.
(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The ultimate tax character of the Company’s earnings cannot be determined until tax returns are prepared after the end of the fiscal year.
(4)	Total return based on market value equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming distribution reinvestment prices obtained under the Company’s distribution reinvestment plan, excluding any discounts. Total return is not annualized.
(5)	Total return based on net asset value equals the increase or decrease of ending net asset value over beginning net asset value, plus distributions, divided by the beginning net asset value. Total return is not annualized.
(6)	Annualized.
(7)	Portfolio turnover rate is calculated using the lesser of the year-to-date cash investment sales and debt repayments or year-to-date cash investment purchases over the average of the total investments at fair value.
(8)	The following table provides supplemental performance ratios (annualized) measured for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Ratio of operating expenses to average net assets:
Operating expenses before incentive fees	8.60%	5.95%
Net investment income incentive fees	—%	1.46%
Ratio of expenses, excluding interest expense	4.40%	4.69%

About Oxford Square Capital Corp.

Oxford Square Capital Corp. is a publicly-traded business development company principally investing in syndicated bank loans and debt and equity tranches of collateralized loan obligation (“CLO”) vehicles. CLO investments may also include warehouse facilities, which are financing structures intended to aggregate loans that may be used to form the basis of a CLO vehicle.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Contact:

Bruce Rubin

203-983-5280

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